Exhibit 10.16

EXECUTIVE MANAGEMENT EMPLOYMENT AGREEMENT

CORNELL COMPANIES, INC.

This EMPLOYMENT AGREEMENT is made and entered into as of this 5th day of January, 2009, by and between Cornell Companies, Inc., a Delaware corporation (the “Company”), and Cathryn L. Porter (“Employee”).

WHEREAS, the Company wishes to employ the Employee and to enter into an agreement embodying the terms of such employment (this “Agreement”) and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1.                                            Definitions.

(a)                                  “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed business expenses incurred in accordance with Section 8 below, (iii) any benefits provided under the Company’s employee benefit plans or arrangements, in accordance with the terms of any such benefit plans or arrangements, and (iv) payments or benefits required to be provided Employee by operation of applicable law.

(b)                                 “Base Salary” shall mean the salary provided for in Section 6(a), below, or any increased salary granted to Employee pursuant to Section 6(a).

(c)                                  “Board” shall mean the Board of Directors of the Company.

(d)                                 “Cause” shall mean (i) material acts of personal dishonesty substantially relevant to Company matters, gross negligence or willful misconduct by Employee in connection with Employee’s employment duties; (ii) failure or refusal by Employee to perform in any material respect Employee’s duties or responsibilities under this Agreement; (iii) misappropriation by Employee of the assets or business opportunities of the Company or its affiliates; (iv) embezzlement or other financial fraud committed by Employee, at Employee’s direction, or with Employee’s personal knowledge; (v) Employee’s indictment for, conviction of, admission to, or entry of pleas of no contest to any felony or any crime involving moral turpitude; (vi) public or consistent drunkenness by Employee or Employee’s illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or its affiliates or which impairs, or could reasonably be expected to impair, the performance of Employee’s duties hereunder; or (vii) Employee’s breach of any material provision of this Agreement or violation of the Company’s practices or policies.

(e)                                  A “Change in Control” shall be deemed to have occurred on the earliest of the following dates:  (i) the date the Company merges or consolidates with any other entity, and the Company’s stockholders do not own, directly or indirectly, at least 50% of the voting capital stock of the surviving entity; (ii) the date the Company sells all or substantially all of its assets to any other person or entity; provided that the sale or other transfer of Company facilities to a real estate investment trust, in a sale-leaseback transaction, or any similar transaction shall not be considered a sale of all or substantially all of the Company’s assets; (iii) the date the Company is dissolved; or (iv) the date any third person or entity together with its Affiliates becomes, directly or indirectly, the beneficial owner of the least 51% of the Voting Stock of the Company; provided, however, that notwithstanding anything to the contrary contained in clauses (i) — (iv), a Change in Control shall not be deemed to have occurred in connection with any bankruptcy or insolvency of the Company, or any transaction in connection therewith.

(i)                                     “Affiliate” shall mean, with respect to any person or entity, any person or entity that directly or indirectly Controls, is Controlled by, or is under common Control with such person or entity;

(ii)                                  “Control” shall mean, with respect to a person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, in any way.

(iii)                               “Voting Stock” shall mean the outstanding shares of capital stock of the Company entitled to vote generally in elections for directors, considered as one class, provided that if any shares are entitled to more or less than one vote, the term Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

Notwithstanding anything to the contrary above, if the Employee’s position, duties and responsibilities on behalf of the Company are devoted entirely to one distinct operating division of the Company, and that operating division of the Company is the subject of a Sale, then such Sale of that operating division shall be deemed a Change in Control for that Employee. In the event the Company and the Employee do not agree whether Employee was employed by such a distinct operation division, the issue shall be determined with finality by the Company’s then-Chief Executive Officer in Employee’s or her sole and absolute discretion.

(f)                                            “Clawback” shall mean the return to the Company of funds formerly provided to Employee for a specified, unearned reason under defined circumstances.

(g)                                         “Commencement Date” shall mean January 5, 2009.

(h)                                         “Company” shall mean Cornell Companies, Inc., a Delaware corporation.

(i)                                             “Competitive Activities” shall mean the core correctional business activities in which the Company or its subsidiaries are engaged or have plans to engage either (i) during the period of Employee’s employment, or (ii) for purposes of Employee’s obligations under Subsection 10(b) after the period of Employee’s employment, at the time of termination of

Employee’s employment, including without limitation, (i) correctional services, (ii) half-way house services or treatment programs, (iii) juvenile justice programs or facilities, and (iv) related educational, correctional, rehabilitative, or treatment services.  Examples of such entities, without limitation, would include Corrections Corporation of America; The Geo Group, Inc.; Community Education Centers; Psychiatric Solutions; Emerald Corrections; Management & Training Corporation; LCS Corrections Services, Inc., and any and all other such correctional/treatment entities.

(j)                                             “Confidential Information” shall have the meaning set forth in Subsection 10(a), below.

(k)                                          “Developments” shall have the meaning set forth in Subsection 10(e), below.

(l)                                             “Disability” shall mean any physical or mental disability or infirmity that prevents the performance of Employee’s duties (despite reasonable accommodation) for a period of (i) sixty (60) consecutive days or (ii) ninety (90) non-consecutive days during any twelve (12) month period.  Any question as to the existence, extent or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld).  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(l)                                             “Entity” shall mean any “person” other than an individual person.

(m)                                       “Good Reason” shall mean (a) any substantial diminution in Employee’s authority or responsibilities described in Section 3(a); (b) the requirement by the Company that Employee’s principal office be located outside of Houston, Texas; or (c) the material breach by the Company of any provision of this Agreement not fully remedied within 14 days of written notice from Employee.

(n)                                         “Long-term Incentive Plan” shall mean the Cornell Companies, Inc. Long-term Incentive Plan, as the same may be established, amended, modified or supplemented (including replacement or additional plans) from time to time in the sole discretion of the Company.

(o)                                         “Non-competition Restricted Period” shall mean the period commencing on the Commencement Date and extending through (a) the twelve (12) month anniversary of the date of Employee’s termination of employment hereunder pursuant to Section 9 for any reason, but (b) the eighteen (18) month anniversary of the date of Employee’s termination of employment hereunder following a Change in Control in accordance with Subsection 9(f).

(p)                                         “Non-solicitation Restricted Period” shall mean the period commencing on the Commencement Date and extending through the (a) twelve (12) month anniversary of the date of Employee’s termination of employment hereunder pursuant to Section 9 for any reason, but (b) the eighteen (18) month anniversary of the date of Employee’s termination under Subsection 9(f) following a Change in Control.

(p)                                         “Sale” shall mean a transfer of all or substantially all of the interests of the Company, or a Change in Control of the Company, or any transaction having a similar effect (including, without limitation, a merger or consolidation).

(q)                                         “Severance Amount” shall mean the amount specified in Subsection 9(d)(ii) or, in the alternative, Subsection 9(f), as applicable, below.

Section 2.                                            Acceptance; “At Will” Employment.

The Company agrees to employ Employee and Employee agrees to serve the Company on the terms and conditions set forth herein.  Employee’s employment is and shall at all times be on an “at will” basis, meaning that either the Company or the Employee may terminate the employment relation, at any time, without notice to the other, for any lawful reason, except as may otherwise be required to satisfy the obligations of Company and Employee to each other pursuant to the terms of this Agreement.

Section 3.                                            Position, Duties and Responsibilities.

(a)                          Position; Duties:  Throughout Employee’s period of employment, Employee shall be employed and serve as the Corporate General Counsel & Corporate Secretary of the Company (together with such other position or positions consistent with Employee’s title as the Company shall specify from time to time) and shall have such duties typically associated with such title and as may otherwise be assigned to Employee by the Company. Employee also agrees to serve as an officer and/or director of any subsidiary of the Company without additional compensation.

(b)                         Full Business Time: Employee shall devote Employee’s full business time, attention, skill and best efforts to the performance of Employee’s duties under this Agreement and shall not engage in any other occupation or active business during the period of Employee’s employment, including, without limitation, any such activity that (x) conflicts with the interests of the Company, (y) interferes with the proper and efficient performance of Employee’s duties for the Company or (z) interferes with the exercise of Employee’s judgment in the Company’s best interests.

(c)                                  Company Policies:  The Employee shall comply with all Company practices, policies and procedures (including the Company’s conflict of interest policy) as in effect from time to time.

Section 4.                                            Location.

The location of Employee’s employment by the Company shall be in the greater metropolitan area of Houston, Texas, or within fifty (50) miles of such greater metropolitan area, except where Employee and Company have entered into a written arrangement that provides for the Employee to work primarily from Employee’s own home office.

Section 5.                                            Relocation.

In the event that the Company shall request Employee to relocate Employee’s principal residence, the Company shall reimburse employee for any reasonable moving expenses that are actually incurred by Employee in connection with any such relocation, provided Employee furnishes to the Company any documentation reasonably requested by the Company evidencing any such reasonable moving expenses.

Section 6.                                            Compensation.

During the period of Employee’s employment, Employee shall be entitled to the following compensation:

(a)                                  Base Salary.  Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of $235,000.00, with increases, if any, as may be approved in writing by the Company, in its sole discretion.  During the Employment Period, the Base Salary shall be reviewed at least annually.  Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement.  The term Base Salary as utilized in this Agreement shall refer to Base Salary as so increased.

(b)                                 Incentive Compensation.  Employee shall be eligible for the annual discretionary incentive compensation plan as determined by the Company, in its sole discretion (the “Incentive Compensation”).  Employee shall receive the Incentive Compensation, if any, in respect of any year at the same time as incentive compensation awards are paid to other executive officers of the Company, but in no event later than one hundred twenty (120) days after the end of the fiscal year for which the incentive compensation is payable. The annual target bonus forming part or all of the Incentive Compensation shall be no less than thirty-five percent (35%) of Employee’s Base Salary.

(c)                                  Long-term Incentive Plan.  Employee will be eligible to participate in the Long-term Incentive Plan, subject to the terms and provisions of such Plan.

(d)                                 Signing Bonus.  Employee shall receive with Employee’s first paycheck a signing bonus in the amount of $35,000.00.  Employee understands, acknowledges, and agrees that the Signing Bonus is subject to Clawback should Employee’s employment with the Company terminate prior to one full year from Employee’s date of hire; provided, however, said Clawback is subject to the following provisions:

(i)                           The Clawback amount owed shall amortize over the one-year period, beginning at $35,000.00, then descending at a rate of one-twelfth ($2,916.67) per month.

(ii)                        The Clawback requirement shall be void and no payment shall be due in the event termination occurs for the reason of either a) “Termination by the Company without Cause” as defined in subsection 9(d) below; b) Termination by Employee for “Good Reason” as defined in subsection 1(m) above; or c) “Termination due to Death or Disability” as defined in subsection 9(b), below.

Section 7.                                            Employee Benefits; Vacation, etc.

During the period of Employee’s employment, Employee shall be entitled to participate in such health, insurance, retirement and other benefits generally provided to other members of the senior management team of the Company.  Employee shall also be entitled to the same number of holidays, paid time off and other employment policies and practices as are generally allowed to members of the senior management team of the Company in accordance with the Company policy in effect from time to time.  Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Employee may qualify according to the terms therein as may be modified from time to time.  Amounts that are vested benefits or that the Employee is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with the Company at or subsequent to the termination shall be payable in accordance with the terms of such plan, policy, practice or program, or contract or agreement as may be modified from time to time.

Section 8.                                            Reimbursement of Business Expenses.

Employee is authorized to incur reasonable business expenses in carrying out Employee’s duties and responsibilities under this Agreement and the Company shall promptly reimburse Employee for all reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy, as in effect from time to time.

Section 9.                                            Termination of Employment.

(a)                                  General.  The Employee’s employment hereunder shall terminate upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with Cause, (iv) a termination by the Company without Cause, (v) termination by the Employee, or a termination by the Company without Cause following a Change in Control. Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing, Employee shall resign from any and all directorships, committee memberships or any other positions Employee holds with the Company or any of its affiliates.  Notwithstanding any other provision of this Agreement, the provisions of this Section 9 shall exclusively govern Employee’s rights upon termination of employment with the Company, provided, however, that nothing contained in this Section 9 shall diminish Employee’s rights with respect to the Long-term Incentive Plan, the terms and provisions of which shall continue to govern Employee’s rights and interests in the Long-term Incentive Plan following any termination in accordance therewith, or the Accrued Obligations.

(b)                                 Termination due to Death or Disability.  Employee’s employment shall terminate automatically upon Employee’s death.  The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, as defined in Subsection 1(l) above, such termination to be effective upon Employee’s receipt of written notice of such termination.  In the event Employee’s employment is terminated due to Employee’s death or Disability, Employee or Employee’s estate or Employee’s beneficiaries, as the case may be, shall be entitled to:

(i)                                             The Accrued Obligations; and

(ii)                                          Any unpaid Incentive Compensation in respect to any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time as incentive compensation awards are paid to other senior executives of the Company.

Following such termination of Employee’s employment by the reason of death or Disability, except as set forth in this Subsection 9(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c)                                          Termination by the Company for Cause.

(i)                                             A termination for Cause shall not take effect unless the provisions of this Subsection (i) are complied with.  Employee shall be given not less than fourteen (14) days written notice by the Company of the intention to terminate Employee for Cause, which notice shall describe the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based.  If the nature of the alleged Cause is capable of cure, Employee shall have fourteen (14) days after the date that such written notice has been given to Employee in which to cure such conduct. If Employee fails to cure such conduct within that time period, the termination shall be effective on the date immediately following the expiration of the fourteen (14) day notice period.  During any cure period provided hereunder, the Company may, in its sole and absolute discretion, prohibit Employee from entering the premises of the Company or otherwise performing Employee’s duties hereunder, provided it does not prevent the cure by doing so.

(ii)                                          In the event the Company terminates Employee’s employment for Cause, Employee shall be entitled only to the Accrued Obligations.

Following such termination of Employee’s employment for Cause, except as set forth in this Subsection 9(c), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d)                                 Termination by the Company without Cause.  The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination.  In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

(i)                                             The Accrued Obligations;

(ii)                                          Payment in twenty-six (26) equal bi-monthly installments of twelve (12) months of then-Base Salary (the “Severance Amount”), less applicable withholdings and deductions, subject in all events to Section 20 of this Agreement;

(iii)                                       Any unpaid Incentive Compensation in respect to any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time as incentive compensation awards are paid to other senior executives of the Company.

Notwithstanding the foregoing, the payments and benefits described in Subsections (ii) and (iii) above shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of Section 10 hereof.

Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Subsection 9(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e)                          Termination by Employee.  Employee may terminate Employee’s employment by providing the Company thirty (30) days written or oral notice of such termination.  In the event of a termination of employment by Employee under this Subsection 9(e), Employee shall be entitled only to the Accrued Obligations.  In the event of termination of Employee’s employment under this Subsection 9(e), the Company may, in its sole and absolute discretion, prohibit Employee from entering the premises of the Company for all or any portion of the notice period (which in no event shall be treated as a termination without Cause), provided that the Company shall continue to pay to Employee Employee’s then current Base Salary and continue benefits provided for the duration of the notice period.

Following such termination of Employee’s employment by Employee, except as set forth in this Subsection 9(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f)                                    Termination by Company Without Cause Following a Change in Control.  If, within one hundred eighty (180) days following a Change in Control, the Company terminates the employment of the Employee without Cause, then the Employee shall be treated in all respects as if Employee was terminated Without Cause in accordance with Subsection 9(d), above, except for the following:

(i)                                             The Severance Amount shall represent eighteen (18) months of then-Base Salary, payable in eighteen (18) equal monthly installments;

(ii)                                          The Employee will also receive in “lump sum” fashion, less applicable deductions and withholdings, a payment representing the discretionary Incentive Compensation Employee would have been awarded following the fiscal year’s end, as determined by the Company in its sole discretion, pro-rated for the period of time Employee was employed by the Company in the fiscal year for which the bonus is payable; and

(iii)                                       Should Employee be eligible for and elect to continue his health insurance pursuant to COBRA following the date of such termination, the Company will pay the COBRA premiums, less the amount deducted from Employee’s severance in an amount equal to that which had been deducted for such insurance coverage when he was a regular employee, until the earlier of: (1) twelve (12) months, or (2) the date Employee commences employment with any person or entity and, thus, is eligible for health insurance benefits.

Notwithstanding the foregoing, the payments and benefits described in this Subsections 9(f) shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of Section 10 hereof.

Following such termination of Employee’s employment by the Company without Cause within One Hundred Eighty (180) days of a Change of Control, except as set forth in this Subsection 9(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g)                                 Release.  Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit other than the Accrued Obligations, Employee shall have executed a customary general release in favor of the Company and its affiliates and related parties in such form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired.

Section 10.                                      Restrictive Covenants.

Employee acknowledges and agrees that (A) the agreements and covenants contained in this Section 10 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company’s business and assets, and (B) by Employee’s employment with the Company, Employee will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment.  For purposes of this Section 10, references to the Company shall be deemed to include its subsidiaries.

(a)                                  Confidential Information.  At any time during and after the end of the period of Employee’s employment by the Company, without the prior written consent of the Company, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Employee shall use Employee’s best efforts to consult with the Company prior to responding to any such order or subpoena, and except as required in the performance of Employee’s duties hereunder, Employee shall not disclose to or use for Employee’s benefit or the benefit of any third party any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding legislative initiatives, contract negotiations, vendor arrangements, product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (i) relating to the Company, or (ii) that the Company may receive belonging to suppliers, customers, or others who do business with the Company (collectively, “Confidential Information”).  Employee’s obligation under this Subsection 10(a) shall not apply to any information which (i) is known publicly; or (ii) is in the public domain or hereafter enters the public domain without the breach of Employee of this Subsection 10(a); or (iii) is made available to Employee by a third party not in breach of an obligation of confidentiality.

(b)                                 Non-Competition.  Employee covenants and agrees that during the Non-competition Restricted Period, with respect to any State of the United States of America or any other jurisdiction in which the Company engages in business during Employee’s employment, or, following termination of Employee’s employment, was engaged in business at the time of such termination, Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any person or entity (i) that engages in Competitive Activities or (ii) in which any such relationship with Employee would result in the likely, probable or inevitable use or disclosure of Confidential Information; provided that nothing shall prohibit Employee from being a partner or employee of, or otherwise being associated with, a professional services firm as long as Employee is not directly engaged in the provision of services to any such person or entity.  Notwithstanding anything herein to the contrary, this Subsection 10(b) shall not prevent Employee from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation.

(c)                                  Non-Solicitation; Non-Interference.  During the Non-solicitation Restricted Period, Employee shall not, directly or indirectly, for Employee’s own account or for the account of any other person or entity, (i) encourage, solicit or induce, or in any manner attempt to encourage, solicit or induce, any person or entity employed by, as an agent of, or a service provider to, the Company to terminate (or, in the case of an agent or service provider, reduce) such person’s or entity’s employment, agency or service, as the case may be, with the Company; (ii) solicit or accept business from any individual or entity for whom the Company provided services or products within the one-year period immediately preceding the date of Employee’s termination of employment; or (iii) solicit or accept business from any prospective customer or client of the Company who, within the one-year period immediately preceding the date of Employee’s termination of employment, Employee had directly solicited or where, directly or indirectly, in whole or in part, Employee supervised or participated in the Company’s solicitation activities related to such prospective customer or client, nor shall Employee assist any person or entity to engage in any activity prohibited by this Subsection 10(c).

(d)                                 Return of Documents.  In the event of the termination of Employee’s employment for any reason, Employee shall deliver to the Company all of (i) the property of the Company, and (ii) the documents and data of any nature and in whatever medium of the Company, and Employee shall not take with Employee any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(e)                                  Works for Hire.  Employee agrees that the Company shall own all right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during Employee’s period of Employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company; (ii) result from or relate to any work performed for the Company; or (iii) are developed through the use of Confidential Information and/or Company resources or in consultation with Company personnel (collectively referred to as “Developments”).  Employee hereby assigns all right, title and interest in and to any and all of these Developments to the Company.  Employee agrees to assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned.  Employee hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Employee.  In addition, and not in contravention of any of the foregoing, Employee acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC Sec. 101).  To the extent allowed by law, this includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights.”  To the extent Employee retains any such moral rights under applicable law, Employee hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law.  Employee will confirm any such waivers and consents from time to time as requested by the Company.

(f)                                    Blue Pencil.  If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section entitled “Restrictive Covenants” unenforceable, the other provisions of this Section entitled “Restrictive Covenants” shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

Section 11.                                      Injunctive Relief.

Without limiting the remedies available to the Company, Employee acknowledges that a breach or threatened breach of any of the covenants contained this Section 10 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 10 hereof, restraining Employee from engaging in activities prohibited by Section 10 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 10 hereof.  Notwithstanding any other provision to the contrary, the Non-competition Restriction Period and the Non-solicitation Restriction Period shall be tolled during any period of violation of any of the covenants in Subsections 10(b) or (c) hereof and during any other period required for litigation during which the Company seeks to enforce such covenants against Employee or another person or entity with whom Employee is affiliated if it is ultimately determined that Employee was in breach of such covenants.

Section 12.                                      Representations and Warranties of Employee.

Employee represents and warrants to the Company that:

(a)                                  Employee is entering into this Agreement voluntarily and that Employee’s execution of this Agreement, Employee’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Employee of any agreement to which Employee is a party or by which Employee may be bound;

(b)                                 Employee has not, and in connection with Employee’s employment with the Company will not, violate any non-solicitation or other similar covenant or agreement by which Employee is or may be bound;

(c)                                  In connection with Employee’s employment with the Company Employee will not use any confidential or proprietary information Employee may have obtained in connection with employment with any prior employer; and

(d)                                 The Company has suggested to the Employee that Employee seek legal counsel of Employee’s choice to review this Agreement before Employee signs it, and Employee has been given full and ample opportunity to do so.

Section 13.                                      Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social security taxes, as shall be required by law or governmental regulation or ruling.

Section 14.                                      Set Off; No Mitigation.

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Employee to the Company or its affiliates. Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and, except as expressly provided for in this Agreement, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

Section 15.                                      Successors and Assigns; No Third-Party Beneficiaries.

(a)                                  The Company. This Agreement shall inure to the benefit of, be binding  upon, and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets, or an operating division thereof, any successor to the Company or any assignee thereof (whether direct or indirect, by stock purchase, asset purchase, merger, consolidation or otherwise).  The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place.

(b)                                 Employee.  Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to

Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s estate.

a.               No Third-Party Beneficiaries.  Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Company and Employee any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 16.                                      Waiver and Amendments.

Any amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto.  No waiver by either of the parties hereto of their rights hereunder or of compliance by the other party of any of the terms or conditions hereof shall be effective unless the party waiving its rights hereunder or compliance with the terms hereof shall have executed a written instrument setting forth the terms and conditions of such waiver.  In addition, no waiver by either of the parties hereto of their rights hereunder or of compliance by the other party of any of the terms or conditions hereof shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 17.                                      Severability and Governing Law.

Without limiting the terms of Section 10 above, if any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without  giving effect to the choice of law principles thereof) applicable to contracts made and to be performed entirely within such state.

Section 18.                                      Notices.

Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address shall be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.  A copy of any notice provided to the Company by Employee hereunder shall be sent simultaneously to the Company’s Chief Executive Officer, or the Company’s Corporate Secretary, at the address of the Company’s primary corporate office.

Any notice so addressed shall be deemed to be given:  (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 19.                                      Section Headings.

The headings of the Sections and Subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20.                                      IRS Code Section 409A

Notwithstanding any other provision of this Agreement to the contrary, if the Employee is a “Specified Employee” as defined in IRS Code (“the Code”) Section 409A, and if any amounts that the Employee is entitled to receive pursuant to this Agreement are otherwise not exempt from Code Section 409A as a short-term deferral or otherwise, then to the extent necessary to comply with Code Section 409A, no payments may be made and no benefits may be provided under this Agreement before the date which is six (6) months after the Employee’s “separation from service” within the meaning of Code Section 409A or, if earlier, the Employee’s death.  Any payments which would have otherwise been required to be paid during such six (6) months or, if earlier, before the Employee’s death, shall be paid to the Employee in one lump sum payment as soon as administratively practical after the date which is six (6) months after the Employee’s separation from service or, if earlier, the Employee’s date of death. The Employee’s termination of employment under this Agreement shall be interpreted in a manner consistent with the definition of “Separation from Service” in Code Section 409A. To the extent this Agreement is subject to Code Section 409A, it is intended to comply with the applicable requirements of Code Section 409A and shall be construed and interpreted in accordance therewith.

Section 21.                                      Entire Agreement.

This Agreement, together with any agreements executed by the Company and Employee in respect of awards under the Plan, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section 22.                                      Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Sections 9, 10, 11, 13, 14, 15, 16, 17, 18 and 23 of this Agreement (and any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 23.                                      Counterparts; Facsimile Signature.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

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IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.

CORNELL COMPANIES, INC.

By:	/s/ Patrick N. Perrin
Patrick N. Perrin,
Sr. V.P. &
Chief Administrative Officer

EMPLOYEE

/s/ Cathryn L. Porter
Cathryn L. Porter